CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in Amendment #4 of the registration statement on Form S-1 of Zydant Corporation (formerly PalmWorks, Inc.) and the related prospectus of our report, relating to the financial statements of Zydant Corporation (formerly PalmWorks, Inc.), dated April 21, 2000 (except to certain matters, as to which date is October 2, 2000).


/s/ L.L. Bradford & Company


L.L. BRADFORD & COMPANY
Las Vegas, Nevada

October 12, 2000